                                                                   EXHIBIT 10.31


                            STOCK PURCHASE AGREEMENT

        This STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of May 3, 2000 (the "Effective Date"), is entered into by and among North Star Telecom, LLC, a California limited liability company (the "Purchaser"), Micro General Corporation, a Delaware corporation (the "Seller"), and ACS Systems, Inc., a Delaware corporation ("ACS"). This Agreement contemplates a transaction in which the Purchaser will purchase for cash and notes all of the issued and outstanding capital stock of LD Exchange.com, Inc., a Delaware corporation ("LDX") from the Seller, as well as certain assets of ACS. In consideration of the mutual Agreements contained herein and for other good and valuable consideration, the value, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

                              TERMS AND CONDITIONS

Section 1. Definitions. For purposes of this Agreement, the following terms have the meanings set forth below.

        "ACS Telecom" means that portion of the business activity (and related assets) of ACS associated with the provision of telecommunications and Internet-based services.

        "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

        "Agreement" means this Stock Purchase Agreement, as the same may be amended from time to time in accordance with the terms hereof, including the Disclosure Schedules attached hereto and incorporated by reference herein.

        "Closing" has the meaning set forth in Section 3.1.

        "Closing Date" has the meaning set forth in Section 3.2.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Confidential Information" means any information, in whatever form or medium, which is disclosed to a party pursuant to or in connection with this Agreement (whether disclosed orally or in writing) and which is marked as confidential or proprietary or which the receiving party knows or has reason to know is confidential or proprietary. Confidential Information includes, but is not limited to, methods of doing business, business plans and projections, marketing strategies, concepts, and methods, sales goals, customer and vendor lists, price and cost lists, financial data, technical information, employee information, customer, vendor and partner information, and legal and regulatory data. Confidential Information does not include any information (i) which is generally publicly known or publicly available, (ii) which can be shown by documentary evidence to have been known to the receiving party prior to its disclosure by the disclosing party (iii) received by the receiving party from a third party not under an obligation of confidentiality to the disclosing party,
(iv) independently developed by the receiving Party without use of the disclosing party's Information, (v) approved by the disclosing party for disclosure, or (vi) required to be disclosed pursuant to a requirement of a governmental agency or law so long as the party required to disclose such Confidential


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Information provides the owner of the Confidential Information with notice of such requirement prior to any such disclosure.

        "Contracts" means, collectively, all contracts, Agreements, commitments, leases, licenses, instruments, bids and proposals to which LDX is a party as of the Closing Date, including, without limitation, all unfilled orders outstanding as of the Closing Date for the purchase of goods or services by LDX and all unfilled orders outstanding as of the Closing Date for the sale of goods or services by LDX. Contracts shall also mean, collectively, all contracts, Agreements, commitments, leases, licenses, instruments, bids and proposals to which ACS, in conjunction with ACS Telecom, is a party as of the Closing Date. As to Contracts involving the purchase or sale of telecommunication services by LDX, Contracts refers specifically to those relationships in which a direct traffic connection is or was established between LDX and the contracting party as of the Effective Date or during a period one (1) year prior thereto. As to transactions involving the retail sale of telecommunications services by ACS Telecom or LDX , the term Contract is limited to those customers whose purchases from ACS Telecom or LDX aggregated at least Ten Thousand Dollars ($10,000") during the twelve (12) months preceding the Effective Date.

        "Disclosure Schedules" means, collectively, the various Schedules referred to in this Agreement.

        "Employee Benefit Plan" means an Employee Pension Benefit Plan or an Employee Welfare Benefit Plan, as defined in Section 3(2) of ERISA.

        "Environmental Laws" means any Law with respect to the preservation of the environment or the promotion of worker health and safety, including any Law relating to hazardous materials, drinking water, surface water, groundwater, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, noises, odors, air emissions, waste emissions or wells.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Financial Statements" has the meaning set forth in Section 4.5(a).

        "GAAP" means United States generally accepted accounting principles, as in effect as of the date of this Agreement.

        "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

        "Intellectual Property" means, collectively, patents, patent disclosures, trademarks, service marks, trade dress, logos, trade names and copyrights, and all registrations, applications, re-issuances, continuations, continuations-in-part, revisions, extensions, reexaminations and associated good will with respect to each of the foregoing, computer software (including source and object codes), computer programs, computer data bases and related documentation and materials, data, documentation, trade secrets, confidential business information (including ideas, formulas, compositions, inventions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data and pricing and cost information) and other intellectual property rights (in whatever form or medium).

        "IRS" means the Internal Revenue Service of the Department of the Treasury.

        "Law" means any constitutional provision, statute, law, rule, regulation, Permit, decree, injunction, judgment, order, ruling, determination, finding or writ of any Governmental Entity.

        "LDX Shares" means, collectively, all of the issued and outstanding capital stock, of LDX.


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        "Lien" means any mortgage, pledge, security interest, charge, claim or other encumbrance, other than (a) mechanics', materialmans' and similar liens with respect to amounts not yet due and payable, (b) liens for Taxes not yet due and payable and (c) liens securing rental payments under capital lease arrangements.

        "PBGC" means the Pension Benefit Guaranty Corporation.

        "Permit" means any license, permit, franchise, certificate of authority or order, or any waiver of the foregoing, issued by any Governmental Entity.

        "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

        "Prohibited Transactions" has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.

        "Purchaser's Knowledge" means information known, or which would have been known after due investigation by the Purchaser or its officers or managers.

        "Reportable Event" has the meaning set forth in Section 4043 of ERISA.

        "Seller's Group" means those affiliated entities with which the Seller files consolidated income tax returns.

        "Seller's Knowledge" means information known, or which would have been known after due investigation by the Seller, LDX, or ACS or their respective officers or managers.

        "Tax" means any federal, state, local or foreign income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other tax, fee, assessment or charge, including any interest, penalty or addition thereto.

        "Tax Package" has the meaning set forth in Section 6.3.

        "Tax Return" shall mean all federal, state, local or foreign tax returns, tax reports, and declarations of estimated tax, including without limitation consolidated federal income tax returns of Seller's Group.

        Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement.

Section 2. Basic Transaction.

        2.1 Purchase and Sale of LDX Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing the Purchaser will purchase from the Seller and ACS, and the Seller will sell, transfer, assign, convey and deliver to the Purchaser, all of the Seller's right, title and interest in and to the LDX Shares and all of the Seller's and ACS's right, title and interest in and to the assets of ACS Telecom for a purchase price of Fifteen Million Dollars ($15,000,000)(the "Purchase Price") which shall be paid as follows: One Million Dollars ($1,000,000) in cash delivered into escrow (maintained by a mutually-acceptable escrow agent) upon the execution of this Agreement to be released to the Seller at Closing; Eleven Million Dollars ($11,000,000) in cash delivered to the Seller at Closing; and Three Million Dollars ($3,000,000) in the form of two (2) promissory notes to be delivered to the Seller at Closing, the first in the amount of Two Million Dollars ($2,000,000) and due on the first anniversary of Closing, and the second the in the amount of One Million Dollars ($1,000,000) and due on the second anniversary of Closing (the "Notes"), with interest set at five percent (5%) per annum and with performance secured in a manner


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reasonably acceptable to the Seller (e.g., personal guarantee, performance bond). The Notes shall be substantially in the form of Exhibit A.

        2.2. Purchase Price Adjustment. All or substantially all of the nine (9) international sites listed below shall be materially operational and generating revenues on a consistent basis as of Closing. In the event that all nine (9) of the listed sites are not materially operational and generating revenues on a consistent basis as of Closing, the cash portion of the Purchase Price to be delivered to the Seller at Closing shall be reduced as follows:

                   Site                       Purchase Price Reduction
               Sri Lanka 1                             $375,000
               Sri Lanka 2                             $750,000
               Nigeria 1                               $800,000
               Nigeria 2                               $400,000
               Ghana                                   $500,000
               Viet Nam 1                              $1,500,000
               Viet Nam 2                              $500,000
               Cambodia                                $500,000
               Senegal                                 $500,000


Section 3. Closing and Closing Date.

        3.1 Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") will take place at the law offices of Stradling Yocca Carlson & Rauth, A Professional Corporation, 660 Newport Center Drive, Newport Beach, California, on the Sixtieth (60th) day following the Effective Date, provided that the Seller has satisfied the conditions to Closing set forth in
Section 9.1 and the Purchaser has satisfied the conditions to Closing set forth in Section 9.2, or at such other place or on such other date as the Purchaser and the Seller may mutually agree; provided, however, that in the event that the Seller and ACS do not file for all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities as are required to permit the Seller to transfer the LDX Shares to the Purchaser and to permit ACS to transfer the Permits and all letters of agency held by it to LDX within seven (7) days following the Effective Date (allocating two (2) of the seven (7) days for review of such filings by Purchaser's counsel), then the Closing Date shall be postponed on a day-for-day basis for the extent of such delay.

        3.2 Closing Date. The date on which the Closing actually takes place is referred to in this Agreement as the Closing Date. The Closing will be deemed for all purposes under this Agreement to have occurred as of 12:01 P.M., California time, on the Closing Date.

        3.3 Deliveries at the Closing. At the Closing, (a) the Seller will deliver to the Purchaser the various certificates, instruments and documents referred to in Section 9.1, (b) the Purchaser will deliver to the Seller the various certificates, instruments and documents referred to in Section 9.2, (c) the Seller will deliver to the Purchaser stock certificates representing all of the issued and outstanding LDX Shares, endorsed in blank or accompanied by duly executed assignment documents, and (d) the Purchaser will deliver to the Seller the Purchase Price as specified in Section 2.1.


Section 4. Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser that the statements contained in this Section 4 are correct and complete as of the Closing Date:


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        4.1 Organization. LDX is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. LDX is duly qualified to conduct business and in good standing under the laws of each of the Fifty (50) states of the United States except Alaska and the Seller has delivered to the Purchaser documentary evidence of such qualifications. LDX is duly qualified to conduct business and in good standing in all other jurisdictions where such qualification is required, except where failure to do so will not have a material adverse effect on the business of LDX. LDX has full corporate power and authority and all Permits and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. LDX has full corporate power and authority and all Permits and authorizations necessary to carry on the activities of ACS Telecom and to own and use the properties associated with ACS Telecom.

        4.2 Authorization of Transaction. The Seller and ACS each has the capacity and authority to execute and deliver this Agreement and to perform its respective obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of each of the Seller and ACS, enforceable in accordance with its respective terms and conditions. Attached as Exhibit B are duly executed resolutions of the Boards of Directors of the Seller and ACS authorizing the execution and delivery of this Agreement and approving the Seller's and ACS's performance of the transactions contemplated hereby.

        4.3 Noncontravention; Consents.

               (a) Neither the execution and delivery of this Agreement by the Seller and ACS, nor the consummation by LDX , the Seller and ACS of the transactions contemplated hereby or thereby, will violate any provision of the charter or bylaws of LDX, the Seller or ACS, or, to the best of the Seller's Knowledge, any Law to which LDX, the Seller or ACS is subject. Except as set forth on Schedule 4.3(a), neither the execution and delivery of this Agreement by the Seller or ACS, nor the consummation by LDX, the Seller, or ACS of the transactions contemplated hereby or thereby, will constitute a material violation of, be in conflict with, constitute or create a default under, cause the termination, suspension, acceleration, impairment or adverse modification of, or result in the creation or imposition of any Lien upon any property of LDX, the Seller or ACS pursuant to, any Agreement or commitment to which LDX, the Seller or ACS is a party or by which LDX, the Seller, ACS or any of their respective properties (including the LDX Shares) is bound or to which LDX, the Seller, ACS or any of such properties is subject.

               (b) Except as set forth on Schedule 4.3(b), LDX, the Seller and ACS have given all required notices and obtained all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts of the Seller, LDX and ACS as are required in order to enable the Seller and ACS to perform their respective obligations under this Agreement, including, without limitation, all consents and approvals required to permit the Seller to transfer the LDX Shares to the Purchaser, and to permit ACS to transfer the Permits and all letters of agency held by it to LDX. No Contract relating to LDX has been amended to increase the amount payable by it thereunder or otherwise modify the terms thereof in order to obtain any such consent, approval or authorization. Schedule 4.3(b) contains a true and complete list of (i) all Persons to whom notices must be given or from whom licenses, Permits, consents, approvals, authorizations, qualifications and orders must be obtained and (ii) all of the notices given and the licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts of the Seller, LDX and ACS obtained by the Seller, LDX and ACS to enable the Seller and ACS to perform their respective obligations under this Agreement.

        4.4 Capitalization. Schedule 4.4 sets forth for LDX (a) the number of shares of authorized capital stock of each class of capital stock, (b) the number of issued and outstanding shares of each class of capital stock, (c) the number of shares of its capital stock held in treasury, (d) the names of its directors and elected officers, and (e) the owners of capital stock. The Seller has delivered to the Purchaser correct and complete copies of the charter and bylaws of LDX as amended to date, the former as certified by the Secretary of State of the State of Delaware within thirty (30) days prior to Closing. The LDX Shares have


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been duly authorized and are validly issued, fully paid and nonassessable.
Except as set forth on Schedule 4.4, the Seller holds of record and owns beneficially all of the LDX Shares, free and clear of any restrictions on transfer (other than restrictions under the Securities Act of 1933, as amended, and applicable state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims or demands. Except as set forth on Schedule 4.4, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Seller to sell, transfer or otherwise dispose of any capital stock of LDX or that could require LDX to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to LDX Shares. There are no voting trusts, proxies or other Agreements or understandings with respect to the voting of any capital stock of LDX. LDX is not in default under or in violation of any provision of its charter or bylaws. Except as set forth on Schedule 4.4, LDX does not control directly or indirectly, or have any direct or indirect equity participation in, any Person.

        4.5 Financial Statements. Set forth as Schedule 4.5 are correct and complete copies of the unaudited balance sheets of LDX as of December 31, 1997, 1998 and 1999 and the related statements of income and cash flow for the years then ended (the "Financial Statements"). Set forth as Schedule 4.5 are correct and complete copies of those portions of the audited consolidated financial statements which relate to LDX and ACS in conjunction with ACS Telecom as of December 31, 1998 and 1999 (the "Consolidated Financial Statements"). The Consolidated Financial Statements reflect data for LDX and ACS in conjunction with ACS Telecom separately through October 1999; thereafter, all data relating to ACS Telecom is included in reports relating to LDX. The Financial Statements and the Consolidated Financial Statements were prepared consistent with past accounting practices and present fairly the financial condition and the results of operations of LDX as of the dates and for the periods indicated therein. In accordance with GAAP and except as set forth in Schedule 4.6, the balance sheet of LDX contains adequate provisions for doubtful accounts receivable and all other pertinent contingencies, discloses any debt due to LDX or ACS in conjunction with ACS Telecom from any of its officers, directors or Affiliates, fully reflects or provides for any liabilities or obligations (whether fixed, accrued, actual, absolute or contingent), except those incurred in the ordinary course subsequent to the date of the balance sheet and which have been fully disclosed on Schedule 4.6. The Seller has delivered the copies of the Financial Statements and the Consolidated Financial Statements attached hereto as Schedule
4.5 to the Purchaser prior to the Effective Date. The books of account and records of LDX and ACS in conjunction with ACS Telecom are true and correct, have been maintained in accordance with GAAP and accurately and fairly reflect all of the properties, assets, liabilities and transactions of LDX and ACS in conjunction with ACS Telecom.

        4.6 Undisclosed Liabilities.

               (a) Except as set forth on Schedule 4.6, LDX has no liabilities or obligations (whether known or unknown, absolute or contingent, liquidated or unliquidated, or due or to become due), which exceed, individually or in the aggregate, Ten Thousand Dollars ($10,000), except for liabilities and obligations that have arisen since December 31, 1999 in the ordinary course of the operation of LDX (none of which results from, arises out of, relates to, is the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law).

               (b) Set forth on Schedule 4.6 is a true and complete list of all accounts payable of LDX and ACS Telecom as of the Effective Date and as of Closing.

        4.7 Events Subsequent to Most Recent Fiscal Year End.

               (a) Since December 31, 1999, there has not been any material adverse change in the business, financial condition, operations, results of operations or future prospects of LDX.


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               (b) Except as set forth in Schedule 4.7, no monies have been paid or assets transferred by LDX to, at the direction of or for the benefit of an Affiliate of LDX other than as part of a commercially reasonable transaction.

        4.8 Tax Matters. Except as set forth in Schedule 4.8:

               (a) all Tax Returns that are required to be filed by or with respect to LDX or ACS Telecom have been duly filed, or, where not so filed, are subject to an extended due date pursuant to an extension that has been obtained therefor, and are listed on Schedule 4.8,

               (b) all such Tax Returns are true, complete and correct, and have been made available to the Purchaser prior to the Effective Date,

               (c) all Taxes due and payable by LDX have been paid in full, and all Taxes due and payable by ACS in conjunction with ACS Telecom have been paid in full,

               (d) none of the Tax Returns referred to in clause (a) has been examined by the IRS or the appropriate state, local or foreign taxing authority,

               (e) all deficiencies asserted or assessments made as a result of such examinations have been paid in full,

               (f) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (a) are currently pending,

               (g) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of LDX or Taxes of ACS in conjunction with ACS Telecom,

               (h) to the Seller's Knowledge, there is no claim or assessment threatened against LDX or ACS in conjunction with ACS Telecom,

               (i) LDX has withheld and timely paid to the appropriate taxing authority the required amounts in compliance with all tax withholding provisions of applicable Law (including, without limitation, income, social security and employment tax withholding), and

               (j) neither LDX nor ACS in conjunction with ACS Telecom has made any payments, or is a party to any Agreement that could obligate it to make any payments, that would not be deductible, in whole or in part, under Section 280G or 162(m) of the Code.



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        4.9 Contracts.

               (a) Schedule 4.9 contains a true and complete list of all Contracts. Other than as specifically noted on Schedule 4.9, neither LDX nor ACS in conjunction with ACS Telecom is a party to or otherwise bound by any written or oral (i) mortgage, indenture, note, installment obligation or other instrument relating to the borrowing of money, (ii) guarantee of any obligation,
(iii) letter of credit, bond or other indemnity (including letters of credit, bonds or other indemnities as to which LDX or ACS in conjunction with ACS Telecom is the beneficiary but excluding endorsements of instruments for collection in the ordinary course of the operation of LDX or ACS in conjunction with ACS Telecom, (iv) currency or interest rate swap, collar or hedge Agreement, (v) Agreement for the sale or lease by LDX or ACS in conjunction with ACS Telecom to any Person of any material amount of its assets other than the retirement or other disposition of assets no longer useful to LDX or ACS in conjunction with ACS Telecom in the ordinary course of its operation, (vi) Agreement requiring the payment by LDX or ACS in conjunction with ACS Telecom of more than Ten Thousand Dollars ($10,000) in any 12-month period for the purchase or lease of any machinery, equipment or other capital assets, (vii) Agreement providing for the lease or sublease by LDX (as lessor, sublessor, lessee or sublessee) or ACS in conjunction with ACS Telecom of any real estate, (viii) collective bargaining Agreement, employment, severance or consulting Agreement or Agreement providing for severance payments or other additional rights or benefits (whether or not optional) in the event of the sale of LDX or ACS Telecom, (ix) joint venture Agreement, (x) teaming Agreement, (xi) contract with a Governmental Entity (xii) Agreement requiring the payment to LDX or ACS in conjunction with ACS Telecom by any other Person of more than Ten Thousand Dollars ($10,000) in any 12-month period for the purchase of goods or services,
(xiii) Agreement requiring the payment by LDX or ACS in conjunction with ACS Telecom to any Person of more than Ten Thousand Dollars ($10,000) in any 12-month period for the purchase of goods or services; (xiv) license or sublicense Agreement with respect to any item of Intellectual Property (whether as licensor, licensee, sublicensor or sublicensee) or (xv) Agreement imposing non-competition or exclusive dealing obligations on LDX or ACS in conjunction with ACS Telecom.

               (b) The Seller has made available to the Purchaser prior to the Effective Date correct and complete copies of each written Agreement listed on
Schedule 4.9, as amended to date, as well as a complete list of all retail customers of ACS Telecom and LDX. Each Contract is a valid, binding and enforceable obligation of LDX or ACS and the other party or parties thereto (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and subject as to enforceability to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing) and is in full force and effect. Except as set forth on Schedule 4.9
(i) neither LDX or ACS nor, to the Seller's Knowledge, any other party thereto, is in material breach of any term of any Contract or has repudiated any term of any Contract, (ii) no event, occurrence or condition exists that, with the lapse of time, the giving of notice, or both, would become a material default under any Contract by either LDX or ACS, or, to the Seller's Knowledge, any other party thereto and (iii) neither LDX nor ACS has waived or released any of its material rights under any Contract.

               (c) Except as set forth in Schedule 4.9, no default will be triggered, payment obligation accelerated, security requirement increased or other material adverse effect created with respect to any Contract as a result of removal of the Seller or any Affiliate of the Seller as a guarantor or additional guarantor.


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

        4.10 Real Property.

               (a) Neither LDX nor ACS in conjunction with ACS Telecom owns any real property. Schedule 4.10 contains a true and complete list of all lease and sublease Agreements relating to real property leased or subleased by LDX or ACS in conjunction with ACS Telecom, correct and complete copies of each of which has been made available to the Purchaser prior to the Effective Date. Except as set forth on Schedule 4.10, with respect to each such lease and sublease:

                      (i) such lease or sublease constitutes the entire Agreement to which LDX or ACS is a party with respect to the real property leased thereunder;

                      (ii) neither LDX nor ACS has assigned, sublet, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

                      (iii) all facilities leased or subleased thereunder have received all material approvals of Governmental Entities (including all Permits) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with all applicable Laws; and

               (b) To the Seller's Knowledge, all components of all improvements included within such leased real property are in working order and repair and do not require material repair or replacement in order to serve their intended purposes in all material respects, including use and operation consistent with their respective present use and operation, except for scheduled maintenance, repairs and replacements conducted or required in the ordinary course of the operation of such leased real property.

               (c) Other than options, rights of first refusal or other similar arrangements in favor of LDX or ACS under the leases and subleases relating to the real property leased by LDX or ACS. Neither LDX nor ACS has entered into any contract, arrangement or understanding with respect to the future ownership, development, use, occupancy or operation of any parcel of real property leased by LDX or ACS.

               (d) There are no pending or, to the Seller's Knowledge, threatened or contemplated condemnation or eminent domain proceedings that affect the real property leased by LDX or ACS in conjunction with, and neither LDX nor ACS in conjunction with ACS Telecom has received any notice, oral or written, of the intention of any Governmental Entity or other Person to take or use all or any part thereof.

               (e) Since LDX's or ASC's leasing of the real property leased by LDX or ACS in conjunction with ACS Telecom, none of such property or any part thereof has suffered any material damage by fire or other casualty that has not been completely restored.

               (f) Neither the Seller, LDX nor ACS in conjunction with ACS Telecom has received any written notice from any insurance company that has issued a policy to the Seller, LDX or ACS with respect to any of leased real property identified on Schedule 4.10 requiring the performance of any structural or other repairs or alterations to such property.

        4.11 Personal Property.

               (a) Schedule 4.11 contains a true and complete list of all personal property owned or leased by LDX or ACS in conjunction with ACS Telecom. Except as set forth on Schedule 4.11, all such items of personal property are in working order and repair and do not require material repair or replacement in order to serve their intended purposes in all material respects, including use and operation consistent with its present use and operation, except for scheduled maintenance, repairs and replacements conducted or required in the ordinary course of the operation of such personal property. Except as set forth of Schedule 4.11, LDX or ACS is the sole owner and has good and marketable title to all owned personal property listed on Schedule 4.11, free and clear of any Lien. Except as set forth in Schedule 4.11, all warranties made with respect to the personal property that are in effect prior to the Closing will remain in effect subsequent to the Closing.

               (b) Schedule 4.11 contains a true and complete list of all Permits issued to or held by LDX or ACS in conjunction with ACS Telecom. Except as set forth on Schedule 4.11, all such Permits have been issued or lawfully transferred to LDX and are valid and existing and in full force and effect. Except as set forth on Schedule 4.11, LDX has obtained and lawfully holds all Permits necessary for the conduct of its business as currently conducted, as well as the conduct of ACS Telecom. Except as set forth on Schedule 4.11, neither LDX nor ACS is in violation under any of the Permits issued to or held by LDX or ACS in conjunction with ACS Telecom and no event has occurred which, with notice or lapse of time, would constitute such a violation. Except as set forth on Schedule 4.11, LDX or ACS have timely made all filings and taken all actions necessary to remain in compliance under the Permits issued to or held by LDX or ACS in conjunction with ACS Telecom. Except as set forth on Schedule 4.11, no Governmental Entity has initiated, or to the Seller's Knowledge threatened to initiate, any investigation, proceeding or other action for the purpose of revoking a Permit issued to or held by LDX or ACS in conjunction with ACS Telecom.

               (c) Schedule 4.11 contains a true and complete list of cash, cash equivalents, certificates of deposit, bank accounts, securities, prepayments made and received, security deposits made and received, accounts and notes receivable, rights to receive money or property by assignment, future interests, claims and rights against third parties, and other material intangible property owned or held, directly or beneficially, by or on behalf of, or for the account of LDX or ACS in conjunction with ACS Telecom.

        4.12 Intellectual Property.

               (a) Schedule 4.12 contains a true and complete list of all patents and registered trademarks, service marks and copyrights owned or used by LDX or ACS in conjunction with ACS Telecom. To the Seller's Knowledge, each Intellectual Property item listed on Schedule 4.12 is good, valid and enforceable in law and equity.

               (b) LDX or ACS owns or is licensed to use all Intellectual Property used by LDX or ACS in conjunction with ACS Telecom. Schedule 4.12 identifies each license or other Agreement relating to Intellectual Property used by LDX or ACS in conjunction with ACS Telecom, with the exception of commercially distributed office computer software.

               (c) To the Seller's Knowledge, except as set out in Schedule 4.12, no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Seller's Knowledge, threatened that challenges the legality, validity or enforceability of the underlying item of any item of Intellectual Property; and the transactions contemplated by this Agreement shall not constitute a breach or default under, give rise to a right of termination under or otherwise adversely affect the ability of the Purchaser to use the Intellectual Property in conducting the business of LDX and ACS Telecom after the Closing Date.

        4.13 Litigation. Schedule 4.13 sets forth each instance in which LDX is
(a) subject to any unsatisfied judgment order, decree, stipulation, injunction or charge or (b) a party to or, to the Seller's Knowledge, is threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction. There are no judicial or administrative actions, proceedings or investigations pending or, to the Seller's Knowledge, threatened that question the validity of this Agreement or any action taken or to be taken by LDX, ACS or the Seller in connection with this Agreement or that, if adversely determined, would have a material adverse effect upon ACS's or the Seller's ability to enter into or perform its respective obligations under this Agreement.

        4.14 Employee Benefits.

               (a) Schedule 4.14 contains a true and complete list of each Employee Benefit Plan that LDX or an Affiliate of LDX maintains with respect to current or former employees of LDX or to which LDX or an Affiliate of LDX contribute with respect to any of the current or former employees of LDX. With respect to each such Employee Benefit Plan:

                      (i) such Employee Benefit Plan (and each related trust, insurance contract or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code and other applicable Laws;

                      (ii) all required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been filed or distributed appropriately with respect to such Employee Benefit Plan and the requirements of Part 6 of Subtitle B of Title I of ERISA and
Section 4980B of the Code have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan;

                      (iii) all contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of LDX and any participating Affiliate of LDX. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan;

                      (iv) each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a qualified plan under Section 401(a) of the Code and has received, within the last two years, a favorable determination letter from the IRS; and

                      (v) the Seller has made available to the Purchaser correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the IRS, the most recent Form 5500 Annual Report, and all related trust Agreements, insurance contracts and other funding Agreements which implement such Employee Benefit Plan.

               (b) With respect to each Employee Benefit Plan that LDX (or an Affiliate of LDX for the benefit of LDX current or former employees) maintains or ever has maintained, or to which it contributes, ever has contributed or ever has been required to contribute, there have been no Prohibited Transactions with respect to such Employee Benefit Plan, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Employee Benefit Plan, and no action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Seller's Knowledge, threatened.

               (c) Schedule 4.14 contains a true and complete list of the names, as well as the salaries, bonuses, additional and other compensation and benefits due each officer and employee of LDX and each employee associated with ACS Telecom.

        4.15 Environmental Matters. Except as set forth on Schedule 4.15, (a) LDX and ACS in conjunction with ACS Telecom has complied in all material respects with all Environmental Laws in connection with the use, maintenance and operation of all real property leased by it and otherwise in connection with its operations, (b) neither LDX nor ACS in conjunction with ACS Telecom has any liability, whether contingent or otherwise, under any Environmental Law with respect to its operations or properties, (c) no notices of any violation or alleged violation of, non-compliance or alleged non-compliance with or any liability under, any Environmental Law relating to the operations or properties of LDX or ACS Telecom has been received by them during the past five years, (d) there are no administrative, civil or criminal writs, injunctions, decrees, orders or judgments outstanding or any administrative, civil or criminal actions, suits, claims, proceedings or investigations pending or, to the Seller's Knowledge, threatened, relating to compliance with or liability under any Environmental Law affecting LDX or ACS in conjunction with ACS Telecom, and
(e) no underground tank or other underground storage receptacle for Hazardous Materials is located on any of the real property leased by LDX or ACS in conjunction with ACS Telecom.

        4.16 Legal Compliance. Except as set forth on Schedule 4.16, LDX and ACS in conjunction with ACS Telecom have complied in all material respects with all applicable Laws and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against or, to the Seller's Knowledge, has been threatened against LDX or ACS alleging any failure to so comply.

        4.17 Insurance. Schedule 4.17 contains a correct and complete list of all policies of insurance owned by the Seller or any of its Affiliates under which LDX or any of its properties or assets is insured.

        4.18 Brokers' Fees. Neither LDX, ACS nor the Seller has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Purchaser could become liable or obligated or for which LDX or ACS, after the Closing Date, will have any continuing obligation.

        4.19 Accuracy of Information. To the Seller's Knowledge , LDX and ACS, neither this Agreement nor any document, material or information furnished by the Seller, LDX, ACS or any Affiliate of the Seller, LDX, or ACS in connection with this Agreement or the transactions contemplated hereby contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein not misleading. To the Seller's Knowledge , LDX and ACS, all documents, materials or information provided by the Seller, LDX, ACS or any Affiliate of the Seller, LDX, or ACS to a Governmental Entity or other Person pursuant to this Agreement are true, correct and complete.

        4.20 No Other Representations or Warranties. Except for the representations and warranties contained in this Section 4, neither the Seller nor LDX nor any Affiliate of either of them, nor any other Person makes any express or implied representation or warranty on behalf of the Seller, LDX or ACS.

Section 5. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Seller that the statements contained in this
Section 5 are correct and complete as of the Effective Date and will be correct and complete as of the Closing Date (as though then made and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 5).

        5.1 Organization. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California.

        5.2 Authorization of Transaction. The Purchaser has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms and conditions. Attached as Exhibit C is a duly executed resolution of the Board of Directors of the Purchaser authorizing the execution and delivery of this Agreement and approving the Purchaser's performance of the transactions contemplated hereby.

        5.3 Noncontravention.

               (a) Neither the execution and the delivery of this Agreement by the Purchaser, nor, in the event that the Seller timely secures all necessary consents and approvals from Governmental Entities to assign or transfer control of the Permits held by LDX and ACS in conjunction with ACS Telecom, the consummation by the Purchaser of the transactions contemplated hereby, will violate any Law to which the Purchaser is subject or any provision of the charter or bylaws of the Purchaser. Neither the execution and delivery of this Agreement by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated hereby or thereby, will constitute a violation of, be in conflict with or constitute or create a default under, any Agreement or commitment to which the Purchaser is a party or by which the Purchaser or any of its properties is bound or to which the Purchaser or any of such properties is subject.

               (b) The Purchaser has neither annual net sales nor total assets of sufficient size to activate the notification requirements under the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

        5.4 Litigation. There are no judicial or administrative actions, proceedings (including bankruptcy proceedings) or investigations pending or, to the Purchaser's Knowledge, threatened that question the validity of this Agreement or any action taken or to be taken by the Purchaser in connection with this Agreement or that, if adversely determined, would have an adverse effect upon the Purchaser's ability to enter into or perform its obligations under this Agreement.

        5.5 Brokers' Fees. The Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which LDX, ACS or the Seller could become liable or obligated.

Section 6. Tax Matters.

        6.1 Liability for Taxes and Related Matters.

               (a) The Seller shall be liable for and indemnify the Purchaser for all Taxes (including, without limitation, any obligation to contribute to the payment of a tax determined on a consolidated, combined or unitary basis, with respect to a group of corporations that includes or included LDX): (i) imposed on the Seller (other than LDX) for any taxable year and (ii) imposed on LDX or ACS in conjunction with ACS Telecom or for which LDX or ACS in conjunction with ACS Telecom may otherwise be liable for any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year ending on and including the Closing Date. The Seller shall also indemnify, defend and hold harmless the Purchaser from all costs and expenses incurred by the Purchaser (including reasonable attorneys' fees and expenses) in connection with any liability to, or claim by, any taxing authority, for Taxes for which the Seller is required to indemnify the Purchaser under this Section 6. Except as set forth in Section 6.1(e), the Seller shall be entitled to any refund of Taxes of LDX received for such periods. Indemnification made pursuant to this Section 6.1(a) shall be made in accordance with Section 10 below.

               (b) The Purchaser shall be liable for and indemnify the Seller for the Taxes of LDX and ACS in conjunction with ACS Telecom for any taxable year or period that begins after the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year beginning after the Closing Date. The Purchaser shall also indemnify, defend and hold harmless the Seller from all costs and expenses incurred by the Seller (including reasonable attorneys' fees and expenses) in connection with any liability to, or claim by, any taxing authority, for Taxes for which the Purchaser is required to indemnify the Seller under this Section 6. The Purchaser shall be entitled to any refund of Taxes of LDX received for such periods.

               (c) For purposes of paragraphs (a) and (b) above, whenever it is necessary to determine the liability for Taxes of LDX or ACS for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes of LDX or ACS for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that LDX or ACS had a taxable year or period which ended at the close of the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis.

               (d) If the Seller becomes entitled to a refund or credit of Taxes for any period for which it is liable under Section 6.1(a) to indemnify the Purchaser and such Taxes are attributable solely to the carryback of losses, credits or similar items attributable to LDX or ACS in conjunction with ACS Telecom and from a taxable year or period that begins after the Closing Date, the Seller shall promptly pay to the Purchaser the amount of such refund or credit together with any interest thereon. In the event that any refund or credit of Taxes for which a payment has been made is subsequently reduced or disallowed, the Purchaser shall indemnify and hold harmless the Seller for any tax liability, including interest and penalties, assessed against the Seller by reason of the reduction or disallowance.

               (e) The Seller shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to LDX and ACS in conjunction with ACS Telecom for taxable years or periods ending on or before the Closing Date and shall pay any Taxes due in respect of such Tax Returns, and the Purchaser shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to LDX and ACS in conjunction with ACS Telecom for taxable years or periods ending after the Closing Date and shall remit any Taxes due in respect of such Tax Returns. The Seller shall pay the Purchaser the Taxes for which the Seller is liable pursuant to Section 6.1(a) but which are payable with Tax Returns to be filed by the Purchaser pursuant to the previous sentence within ten (10) days prior to the due date for the filing of such Tax Returns.

               (f) The Purchaser shall promptly notify the Seller in writing upon receipt by the Purchaser, any of its Affiliates or LDX of notice of any pending or threatened federal, state, local or foreign income or franchise tax audits or assessments which may materially affect the tax liabilities of LDX or ACS in conjunction with ACS Telecom for which the Seller would be required to indemnify the Purchaser pursuant to Section 6.1(a), provided, that failure to comply with this provision shall not affect the Purchaser's right to indemnification hereunder except and to the extent such delay is prejudicial to the Seller. The Seller shall have the right to participate with the Purchaser in the representation of LDX's and ACS's interests in any tax audit or administrative proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its expense. Notwithstanding the foregoing, the Seller shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect the liability for Taxes of the Purchaser or LDX for any period after the Closing Date to any extent (including, but not limited to, the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation deductions, or the reduction of loss or credit carryforwards) without the prior written consent of the Purchaser. Such consent shall not be unreasonably withheld, and shall not be necessary to the extent that the Seller has indemnified the Purchaser against the effects of any such settlement. The Seller shall be entitled to participate at its expense in the defense of any claim for Taxes for a year or period ending after the Closing Date which may be the subject of indemnification by the Seller pursuant to Section 6.1(a) and, with the written consent of the Purchaser. Neither the Purchaser nor LDX may agree to settle any tax claim for the portion of the year or period ending on the Closing Date which may be the subject of indemnification by the Seller under Section 6.1(a) without the prior written consent of the Seller, which consent shall not be unreasonably withheld.

        6.2 Transfer Taxes. All transfer taxes which may be imposed or assessed as a result of the Purchaser's acquisition of the LDX Shares shall borne equally by the Seller and the Purchaser. All fees associated with Permits required by LDX shall be borne by LDX.

        6.3 Information to be Provided by the Purchaser. With respect to the taxable period in 2000 prior to the Closing Date, the Purchaser shall promptly cause LDX to prepare and provide to the Seller a package of tax information materials (a Tax Package), which shall be completed in accordance with past practice of LDX including past practice as to providing the information, schedules and work papers and as to the method of computation of separate taxable income or other relevant measure of income. The Purchaser shall cause the Tax Package for the portion of the taxable period ending on the Closing Date to be delivered to the Seller within One Hundred and Twenty (120) days after the Closing Date.

        6.4 Assistance and Cooperation. After the Closing Date, each of the Seller and the Purchaser shall:

               (a) assist (and cause their respective Affiliates to assist) the other party in preparing any Tax Returns or reports which such other party is responsible for preparing and filing in accordance with this Section 6;

               (b) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of LDX or ACS in conjunction with ACS Telecom;

               (c) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of LDX or ACS in conjunction with ACS Telecom;

               (d) provide timely notice to the other in writing of any pending or threatened tax audits or assessments of LDX or ACS in conjunction with ACS Telecom or taxable period for which the other may have a liability under this
Section 6; provided, that failure to comply with this provision shall not affect a party's rights to indemnification hereunder except and to the extent such delay is prejudicial to the other party; and

               (e) furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period.

        6.5 Survival of Obligations. Subject to Section 10.1, the obligations of the parties set forth in this Section 6 shall be unconditional and absolute and shall remain in effect without limitation as to time.

Section 7. Pre-Closing Covenants. The parties agree as follows with respect to the period between the date of this Agreement and the Closing Date.

        7.1 Operating Agreement. On the Effective Date, or at any time thereafter prior to the Closing, the Purchaser shall have the right, at its sole option, to assume operational control of the day-to-day operations of LDX and ACS Telecom. In the event that the Purchaser assumes operational control of the day-to-day operations of LDX and ACS Telecom prior to the Closing, it shall act in accordance with that certain Management Agreement by and between the Seller, LDX, ACS and the Purchaser attached hereto as Exhibit D.

        7.2 General. Each of the parties will use its best efforts, consistent with sound business practice, to fully perform its obligations hereunder in a good faith effort to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Section 9

        7.3 Notices and Consents. As soon as practicable after the Effective Date, the Seller and ACS will give all notices to third parties and will use their best efforts, consistent with sound business practice, at their sole expense to obtain all third party consents, including, without limitation, the consents of Governmental Entities, that are required in connection with the transactions contemplated by this Agreement, and will make all further filings pursuant thereto that may be necessary, proper or advisable. The Purchaser shall provide the Seller and ACS with all reasonable cooperation in this effort.

        7.4 Conduct Business in Regular Course. The Seller will cause LDX and ACS to conduct the business of LDX and ACS Telecom diligently, in good faith, consistent with sound business practice, and in the ordinary course, and will not permit, without the prior written approval of the Purchaser, LDX or ACS in conjunction with ACS Telecom to engage in or enter into any material transaction or to change in any material respects its business policies or practices, including, without limitation, the institution of any unusual or novel methods of purchase, sale, lease, management, accounting or operation. The Seller will cause LDX and ACS in conjunction with ACS Telecom to maintain, preserve and protect all real, personal, and intangible property, as well as all Intellectual Property, used or held for use in their businesses, except where failure to do so would not have a material adverse effect on LDX or ACS Telecom. The Seller will further cause LDX and ACS in conjunction with ACS Telecom to maintain, preserve and protect all Permits used or held for use in their businesses, except where failure to do so would not have a material adverse effect on LDX or ACS Telecom. For purposes of this Section 7, a material adverse effect shall be deemed to be an adverse effect with a per-occurrence associated monetary impact of Ten Thousand Dollars ($10,000) or a monetary impact of Fifty Thousand Dollars ($50,000) when aggregated with all other adverse impacts under this Section 7.

        7.5 No General Increases. Except in the ordinary course of business consistent with past practice, (a) the Seller will not cause or permit, without the prior written approval, of the Purchaser LDX or ACS to grant any general or uniform increase in the rates of pay of employees of LDX or ACS in conjunction with ACS Telecom, nor grant any general or uniform increase in the benefits under any bonus or pension plan or other contract or commitment, and (b) the Seller will not cause or permit LDX or ACS in conjunction with ACS Telecom to increase the compensation payable or to become payable to officers, salaried employees with a base salary in excess of $50,000 per year or agents of LDX or ACS in conjunction with ACS Telecom, or increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such officers, salaried employees or agents, except for any increase required under the terms of any collective bargaining Agreement or consulting or employment Agreement in effect on the date of this Agreement.

        7.6 Contracts and Commitments. The Seller will cause LDX and ACS in conjunction with ACS Telecom to maintain, preserve and protect all Contracts used or held for use in their businesses. The Seller will not cause or permit LDX or ACS in conjunction with ACS Telecom to tender any bid, enter into any contract or commitment or engage in any transaction, including any contract, commitment or engagement with the Seller or any division, unit or Affiliate of the Seller, or effect any change to any program, not in the usual and ordinary course of business and consistent with sound business practice. The Seller will not cause or permit LDX or ACS in conjunction with ACS Telecom to waive any right of substantial value, except where failure to do so would not have a material adverse effect on LDX or ACS Telecom.

        7.7 Dividends and Distributions. The Seller will not cause or permit LDX to declare or pay any dividend or distribution with respect to its capital stock or to repurchase, redeem or otherwise acquire for value any shares of its capital. The Seller will not cause or permit LDX to make payments or transfer assets to, at the direction of or for the benefit of an Affiliate of LDX other than as part of a commercially reasonable transaction.

        7.8 Sale of Capital Assets. The Seller will not cause or permit LDX or ACS in conjunction with ACS Telecom to sell or otherwise dispose of any of its capital assets.

        7.9 Preservation of Organization. The Seller will cause LDX and ACS in conjunction with ACS Telecom to use their respective best efforts to preserve their business organizations intact, to keep available to LDX and ACS in conjunction with ACS Telecom after the Closing Date the present officers and employees of LDX and ACS in conjunction with ACS Telecom and, subject to Section
7.10 below, to preserve the present relationships of LDX and ACS in conjunction with ACS Telecom with their respective suppliers and customers and others having business relations with LDX. The Seller will cause LDX and ACS in conjunction with ACS Telecom to maintain and preserve the books, accounts and records of LDX and ACS in conjunction with ACS Telecom

        7.10 No Default. The Seller will not cause or permit LDX or ACS in conjunction with ACS Telecom to commit or omit to take any act which will cause a termination of or breach or default under any Contract, commitment or obligation to which LDX or ACS in conjunction with ACS Telecom is a party or by which its assets are bound, including the Contracts.

        7.11 Compliance with Laws. The Seller will cause LDX or ACS in conjunction with ACS Telecom to comply in its operations in all material respects with all applicable Laws and as may be required for the valid and effective transfer to the Purchaser of the LDX Shares.

        7.12 Full Access. The Seller will permit representatives of the Purchaser to have full access at all reasonable times to all premises, properties, books, records, contracts and documents of or pertaining to LDX and ACS in conjunction with ACS Telecom.

        7.13 Notice of Developments. The Seller will give prompt written notice to the Purchaser of any material development affecting LDX or ACS in conjunction with ACS Telecom. Each party will give prompt written notice to the other of any material development affecting the ability of the parties to consummate the transactions contemplated by this Agreement.

        7.14 Exclusivity. The Seller and its Affiliates will not, and will not cause or permit LDX or ACS in conjunction with ACS Telecom to, solicit, initiate or encourage the submission of any proposal or offer from any Person, or negotiate any unsolicited offer or proposal, relating to any (a) liquidation, dissolution or recapitalization, (b) merger or consolidation, (c) acquisition or purchase of securities or assets or (d) similar transaction or business combination involving LDX or ACS in conjunction with ACS Telecom. The Seller will notify the Purchaser promptly if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

        7.15 Tax Matters. No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, relating to or affecting LDX will be made by LDX or the Seller after the date of this Agreement without the prior written consent of the Purchaser. On or prior to the Closing Date, the Seller will provide the Purchaser, at the Purchaser's request, with all clearance certificates or similar documents that may be required by any state, local or other taxing authority in order to relieve the Purchaser of any obligation to withhold or escrow any portion of the Purchase Price. On or prior to the Closing Date, the Seller will furnish to the Purchaser an affidavit stating, under penalty of perjury, LDX' and each of the Seller's United States tax identification numbers and that the Seller is not a foreign person, pursuant to
Section 1445(b)(2) of the Code.

        7.16 Carrier Agreement. During a period of five days following the Effective Date, North Star shall analyze the existing switched services proposal from MCI WorldCom. If thereafter North Star does not agree that LDX should accept the MCI WorldCom proposal, the Seller, ACS and the Purchaser shall promptly retain a mutually-acceptable, independent third party consultant to analyze the switched services proposal made by WorldCom to LDX/ACS and compare the rates, terms and conditions included therein to the rates, terms and conditions currently available by contract to the Purchaser. The parties shall act promptly to identify such consultant and within three days after the consultant's agreement to perform such analysis, the parties shall provide him or her with such information as is reasonably required. In the event that the WorldCom rates, terms and conditions are comparable, or become, through further negotiation with WorldCom, comparable, to the rates, terms and conditions currently available by contract to the Purchaser, the Purchaser shall authorize LDX to accept the WorldCom proposal and enter into a new switched services agreement with WorldCom. In the event that the WorldCom rates, terms and conditions are not comparable, and cannot be made, through further negotiation with WorldCom, comparable, to the rates, terms and conditions currently available by contract to the Purchaser, the Seller, prior to Closing, shall cause LDX/ACS to terminate LDX/ACS' current switched services agreement with WorldCom and shall be responsible for paying any termination, shortfall or other penalties imposed upon LDX/ACS which arise out of that action or LDX/ACS' performance under the agreement.

        7.17 Funding of Operations. Throughout the period during which the Management Agreement is in effect, the Seller shall continue to fund, or cause to be funded, the operations of LDX and ACS Telecom in a manner consistent with past practice over the previous Twelve (12) months; provided, however, that the Purchaser shall fund the development of a planned Bombay, India site (exclusive of equipment costs) up to a maximum amount of Five Hundred Thousand Dollars ($500,000), as well as any action it desires LDX to take which is not in the ordinary course of business and which the Seller would otherwise not take in the ordinary course of business; provided further that in the event that this Agreement is terminated pursuant to Section 11, the Seller shall either (i) retain the economic benefits of any matter funded by the Purchaser and reimburse the Purchaser in the amount of such funding, or (ii) forgo the economic benefit of such matter and return any associated physical assets and assign any associated contractual rights to the Purchaser.

From the Effective Date forward, LDX shall operate as a fully independent entity with the exception of the funding requirement noted above. Payments to Micro General or any entity affiliated with Micro General shall be limited to charges in the ordinary course of business, consistent with past practice, and based on actual cost consistent with market-based pricing where applicable. All payments shall be approved by North Star under the Management Agreement. Compensation paid to North Star during the Management Agreement shall be deemed satisfied at Closing if LDX retains net profits earned by LDX under the Management Agreement.


Section 8. Post-Closing Covenants. The parties agree as follows with respect to the period following the Closing Date.

        8.1 General. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 10

        8.2 Litigation Support. In the event and for so long as any party is actively contesting or defending against any charge, complaint, action, audit, suit, proceeding, hearing, investigation, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving LDX or ACS in conjunction with ACS Telecom, the other party will provide its reasonable cooperation to the contesting or defending party and its counsel in the contest or defense, make available its personnel and provide such testimony and access to its books and records as may be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Section 10.

        8.3 Post-Closing Receipts. In the event that either party after the Closing Date receives any funds properly belonging to the other party in accordance with the terms of this Agreement, the receiving party will promptly so advise such other party, will segregate and hold such funds in trust for the benefit of such other party and will promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by such other party.

Section 9. Closing Conditions.

        9.1 Conditions to Obligation of the Purchaser. The obligation of the Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:


               (a) the representations and warranties of the Seller set forth in
Section 4 will be true and correct in all material respects at and as of the Closing Date;

               (b) the Seller will have performed and complied with all of its covenants hereunder in all material respects through the Closing Date;

               (c) there will not be any action, suit or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement,
(ii) cause any of the transactions
contemplated by this Agreement to be rescinded following consummation, or (iii) affect materially and adversely the right of the Purchaser following the Closing Date to own the LDX Shares or to control LDX;

               (d) the Seller will have obtained all consents, releases, waivers and other documentation required in order for the Seller to transfer and deliver the LDX Shares to the Purchaser and fulfill its other obligations hereunder;

               (e) the Seller will have given all notices and obtained all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts of the Seller, LDX and ACS as are required in order to transfer the LDX Shares to the Purchaser and to permit ACS to transfer the Permits and all letters of agency held by it to LDX.

               (f) the Seller shall have delivered to the Purchaser a Carrier Agreement substantially incorporating the points set out in as Exhibit E attached hereto , executed by Fidelity National Financial, Inc.(Fidelity). . A breach by Fidelity of the Service Agreement shall be deemed to be a breach of this Agreement by Seller.(g) the Seller shall have delivered to the Purchaser documentary evidence that it had retired the debts of LDX and ACS listed on Exhibit F , which debts shall include all debts of LDX other than the leases listed on Schedule 4.11, and debts incurred as a result of intra company transactions undertaken in the ordinary course of business, consistent with both past practice and market-based pricing, while the Management Agreement entered into pursuant to Section 7.1 is in place.

               (j) the Seller shall have delivered to the Purchaser an opinion of telecommunications regulatory counsel substantially in the form of Exhibit G ;

               (k) the Seller will have delivered to the Purchaser a certificate to the effect that each of the conditions specified above is satisfied in all respects;

               (l) the Purchaser will have received the resignations, effective as of the Closing, of each of the directors and officers of LDX, other than those whom the Purchaser has specified in writing at least Five (5) business days prior to the Closing;

               (m) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby will have been taken and all certificates, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Purchaser.

The Purchaser may waive any condition specified in this Section 9.1 if it executes a writing so stating at or prior to the Closing.

        9.2 Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               (a) the representations and warranties of the Purchaser set forth in Section 5 will be true and correct in all material respects at and as of the Closing Date; (b) the Purchaser will have performed and complied with all of its covenants hereunder in all material respects through the Closing Date;

               (c) there will not be any action, suit or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

               (d) the Purchaser will have delivered to the Seller a certificate to the effect that each of the conditions specified above is satisfied in all respects; and

               (e) all actions to be taken by the Purchaser in connection with consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this Section 9.2 if it executes a writing so stating at or prior to the Closing.

Section 10. Remedies for Breaches of this Agreement.

        10.1 Survival of Representations and Warranties.

               (a) the representations and warranties contained in Sections 4.1 (Organization), 4.2 (Authorization of Transaction) and 4.4 (Capitalization) shall continue in full force and effect forever;

               (b) the representations and warranties contained in Sections 4.8 (Tax Matters) or 4.14 (Employee Benefits), or contained in any certificate delivered by the Seller relating thereto, shall remain in full force and effect until Thirty (30) days after the expiration of the applicable statute of limitations with respect to the matter to which the claim relates, as such limitation period may be extended from time to time;

               (c) the representations and warranties contained in Sections 4.3 (Noncontraventions; Consents), 4.6 (Undisclosed Liabilities), 4.9 (Contracts),
4.10 (Real Property), 4.12 (Intellectual Property), 4.13 (Litigation), and 4.16 (Legal Compliance) shall continue in full force and effect for a period of Twelve (12) months following the Closing Date;

               (d) the remaining representations and warranties of the parties shall remain in effect for a period of Two (2) years following the Closing Date.

        10.2 Indemnification Provisions for Benefit of the Purchaser. Provided that the Purchaser makes a written claim for indemnification against the Seller prior to the expiration of any applicable survival period, then the Seller will indemnify the Purchaser from and against the entirety of any losses, expenses (including reasonable attorneys', accountants' an experts' fees and expenses), damages and other liabilities, including Tax-related liabilities pursuant to
Section 6 hereof (collectively, Losses), suffered or incurred by the Purchaser or any of its Affiliates (including LDX), or any of their respective stockholders, directors, officers, employees and agents (collectively, the Purchaser Indemnified Parties), resulting from, arising out of, relating to, in the nature of or caused by a breach by the Seller of any of the Seller's representations, warranties or covenants in this Agreement or a failure by the Seller to obtain prior to the Closing Date all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities as are required in order to enable the Seller and ACS to perform their respective obligations under this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the Seller shall not have any liability to the Purchaser Indemnified Parties hereunder until the Losses against which indemnification is sought aggregate in excess of Ten Thousand Dollars ($10,000). The entire, aggregate liability of the Seller to all Purchaser Indemnified Parties hereunder shall in no event exceed the lesser of Nine Million Dollars ($9,000,000) or the Purchase Price.

        10.3 Indemnification Provisions for Benefit of the Seller. Provided that the Seller makes a written claim for indemnification against the Purchaser, then the Purchaser will indemnify the Seller from and against the entirety of any Losses the Seller or any of its Affiliates (excluding LDX), or any of their respective stockholders, directors, officers, employees or agents (collectively, the Seller Indemnified Parties), may suffer or incur resulting from, arising out of, relating to, in the nature of or caused by a breach by the Purchaser of any of Purchaser's representations, warranties or covenants in this Agreement. Notwithstanding anything contained in this Agreement to the contrary, (i) the Purchaser shall have no liability to the Seller Indemnified Parties hereunder until the Losses against which indemnification is sought aggregate in excess of Ten Thousand Dollars ($10,000). ). The entire, aggregate liability of the Purchaser to all Seller Indemnified Parties hereunder shall in no event exceed the lesser of Nine Million Dollars ($9,000,000) or the Purchase Price.

        10.4 Indemnification Procedures. Except for claims for indemnification made pursuant to Sections 6 hereof, which claims shall follow the procedures set forth in such Section, if any third party notifies any party hereto (the "Indemnified Party") with respect to any matter that may give rise to a claim for indemnification against the other party hereto (the "Indemnifying Party") under this Section 10, then the Indemnified Party will notify the Indemnifying Party thereof promptly and in any event within Thirty (30) days after receiving any written notice from a third party; provided, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is prejudiced thereby. Once the Indemnified Party has given notice of the matter to the Indemnifying Party, the Indemnified Party may defend against the matter in any manner it reasonably may deem appropriate. In the event the Indemnifying Party notifies the Indemnified Party within 30 days after the date the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense of such matter (a) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (b) the Indemnified Party may retain separate counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of such separate co-counsel to the extent the Indemnified Party concludes in good faith that the counsel the Indemnifying Party has selected has a conflict of interest), (c) the Indemnified Party will not consent to the entry of a judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld or delayed unreasonably) and (d) the Indemnifying Party will not consent to the entry of a judgment with respect to the matter or enter into any settlement that does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld or delayed unreasonably).

        10.5 Offset.Any amounts due the Purchaser from the Seller may, at the Purchaser's option, be offset against the cash payment to be made by the Purchaser at the Closing and/or the Notes following the Closing.

Section 11. Termination.

        11.1 Termination of Agreement. The Purchaser and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing

        11.2 Effect of Termination. If the parties terminate this Agreement pursuant to Section 10 , all obligations of the parties hereunder will terminate without liability of any party to the other party (except for any liability of any party then in breach); provided, that the expense allocation provisions contained in Section 12.2 will survive termination and remain in full force and effect thereafter.

Section 12. Miscellaneous.

        12.1 Press Releases and Announcements. No party will issue any press release or announcement relating to the subject matter of this Agreement prior to the Closing Date without the prior approval of the other party; provided, that a party may make any public disclosure it believes in good faith is required by Law or by the rules and regulations of any stock exchange on which the securities of such party are listed.

        12.2 Expenses: Transfer Taxes. Each of the parties hereto will bear all legal, accounting, investment banking and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated. The Seller will be responsible for the payment of all sales, use, transfer, documentary or stamp taxes and recording and filing fees applicable to the assignment of the LDX Shares to the Purchaser or to any other transaction contemplated by this Agreement

        12.3 Remedies. Any party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies that such party may have been granted at any time under any other Agreement or contract and all of the rights that such party may have under any Law. Any such party will be entitled to enforce such rights specifically, without posting a bond or other security, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.

        12.4 Consent to Amendments. The provisions of this Agreement may be amended or waived only by a written Agreement executed and delivered by the Seller and the Purchaser. No other course of dealing between the parties to this Agreement or any delay in exercising any rights hereunder will operate as a waiver of any rights of such parties.

        12.5 Successors and Assigns. No party hereto may assign or delegate any of such party's rights or obligations under or in connection with this Agreement without the written consent of the other party hereto; provided, that the Purchaser may without the written consent of LDX, ACS or the Seller assign its rights under this Agreement to one or more Affiliates of the Purchaser or to any Person acquiring all or substantially all of the stock or assets of LDX from the Purchaser. No assignment by the Purchaser pursuant to the proviso of the preceding sentence will release the Purchaser of any of its obligations under this Agreement or waive or release any right or remedy the Seller may have against the Purchaser hereunder or thereunder. All covenants and Agreements contained in this Agreement by or on behalf of any of the parties hereto or thereto will be binding upon and enforceable against the respective successors and assigns of such party and will be enforceable by and will inure to the benefit of the respective successors and permitted assigns of such party.

        12.6 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

        12.7 Counterparts. This Agreement may be executed simultaneously in two
(2) or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

        12.8 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        12.9 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient or when sent to the recipient by telecopy (receipt confirmed), or one business day after the date when sent to the recipient by reputable express courier service (charges prepaid). Such notices, demands and other communications will be sent to the Purchaser and the Seller at the addresses indicated below:

               If to the Purchaser: North Star Telecom, LLC.
                                    29716 Avenida de las Banderas
                                    Rancho Santa Margarita, CA 92688
                                    Fax No. 949/622-4104

                                    Attn:   Gail Howard
                                            Chief Executive Officer

               With a copy (which
               will not constitute
               notice) to:          Hunter Communications Law Group
                                    1620 I Street NW, Suite 701
                                    Washington, DC 20006
                                    Fax No: (202) 293-2571
                                    Attn: Charles C. Hunter, Esq.

               If to the Seller:    Micro General Corporation
                                    2510 Red Hill Avenue, Suite 230
                                    Santa Ana, CA 92705
                                    Fax no. 949/477-6819
                                    Attn:   John Snedegar
                                            Chief Executive Officer

               With a copy (which
               will not constitute
               notice) to:          Stradling Yocca Carlson & Rauth
                                    660 Newport Center Drive
                                    Newport Beach, California  92660
                                    Fax no. 949/725-4100
                                    Attn: C. Craig Carlson, Esq.

or to such other address or to the attention of such other party as the recipient party has specified by prior written notice to the sending party.

        12.10 No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the Seller and the Purchaser and their respective successors and permitted assigns.

        12.11 Entire Agreement. This Agreement (including the documents referred to herein), and the Disclosure Schedules and Exhibits attached hereto constitute the entire Agreement among the parties and supersedes any prior understandings, Agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

        12.12 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction will be applied against any party. The use of the word including in this Agreement means including without limitations and is intended by the parties to be by way of example rather than limitation.



        12.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

        12.14 GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO WILL BE GOVERNED BY THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF CALIFORNIA.

        IN WITNESS WHEREOF, the parties hereto have executed and deliver this Agreement on the date first written above.



MICRO GENERAL CORPORATION.               ACS SYSTEMS, INC.




By: John Snedegar                        By: John Snedegar
Its: Chief Executive Officer             Its: Chief Executive Officer




NORTH STAR TELECOM, LLC.




By: Gail Howard
Its: Chief Executive Officer